Exhibit 3.5 (a)


                            CERTIFICATE OF AMENDMENT

                                       OF
                          CERTIFICATE OF INCORPORATION

                                       OF
                            DHB CAPITAL GROUP, INC.

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law

         DHB  Capital  Group,  Inc.   (hereinafter  called  the  "Corporation"),
organized and existing under and by virtue of the General Corporation law of the State of Delaware, does hereby certify as follows:

         The Board of Directors of the Corporation by unanimous written consent, duly adopted a resolution setting forth amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments at a Special Meeting of Stockholders in accordance with Section 242 of the Delaware General Corporation law. The resolution setting forth the amendment is as follows:

         RESOLVED, that Paragraph I of Article Four of the Certificate of Incorporation of the Corporation to be amended to read as follows:

                   FOURTH:         Authorized Shares.

         1. The aggregate number of shares which the Corporation shall have authority to issue is 105,000,000 of which 5,000,000 shares of the par value of $.001 per share shall be designated "Preferred Shares" and 100,000,000 shares of the par value of $.001 per share, shall be designated "Common Shares."

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chairman and Chief Executive Officer and attested to by its Secretary this 30th day of December, 1996.



                                   DHB CAPITAL GROUP, INC

                                   By:s/s David H. Brooks
                                   -------------------------
                                          Chairman and Chief
                                          Executive Officer

ATTEST:



s/s  Mary Kreidell
------------------
     Mary Kreidell
     Secretary